EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FOURTH QUARTER AND FULL YEAR 2011 FINANCIAL RESULTS

Recent Highlights Include:

•                  First major branded products using Senomyx’s S6973 Sucrose Enhancer launched in 4Q2011

•                  S9632 Sucrose Enhancer advanced into final safety studies in preparation for regulatory approval in the U.S.

•                  Initiated development activities to support regulatory filings for S5031, a new Cooling Agent

•                  Ended year with more than $55 million in cash and investments

SAN DIEGO, CA — March 1, 2012 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2011.  Revenues were $31.3 million for the year ended December 31, 2011, compared to $28.7 million for the year ended December 31, 2010, an increase of 9%.  The net loss for the year ended December 31, 2011 was $8.7 million, compared to $10.7 million for the year ended December 31, 2010, an improvement of 18%.  The net loss per share for the year ended December 31, 2011 was $0.22 per share, compared to $0.28 per share for the year ended December 31, 2010, an improvement of 21%.

“2011 was a pivotal year for Senomyx, during which we saw the initial commercial launches of branded products that incorporate the first two sweet taste modulators discovered and developed by the Company - S6973 for sucrose reduction, and S2383 for the reduction of sucralose,” said Kent Snyder, Chief Executive Officer of Senomyx.  “We are excited about the response to our sweet taste enhancers as these unique flavor ingredients are introduced by our partner, Firmenich, to food and beverage companies.

“The use of S6973 allows manufacturers to substantially reduce the sucrose in their products while maintaining the taste experienced with a full complement of this sugar,” Snyder stated.  The excellent taste characteristics, combined with calorie reduction and potential cost savings, result in a desirable new flavor ingredient for numerous products.

“Large multi-national companies are typically conservative when implementing changes to their branded products,” Snyder explained.  “When these companies decide to incorporate a new ingredient into their products, they often begin by reformulating one or two products that are introduced in a limited number of countries.  Once they gain experience, they may extend usage of the ingredient more broadly across product lines and geographies.

“Although it is difficult to determine the exact timing, we fully expect that additional companies will utilize S6973; that usage of S6973 by each company will spread to additional product lines; and that commercialization of the reformulated products will expand into new countries,” Snyder said.

“The commercialization of S2383 is also progressing well.  S2383 is used to enable a significant reduction in the concentration of the artificial sweetener sucralose in foods and beverages,” Snyder noted.  Reformulated branded products that contain S2383 are already on the market and new introductions are planned in the U.S. and Latin America this year.

“Senomyx’s experience and expertise with our Sweet Taste Program has led to important additions to the Company’s pipeline,” said Snyder.  “We are enthusiastic about our new sucrose enhancer, S9632, which allows the reduction of up to 50% of the sugar in product prototypes and is expected to be applicable for a broad range of beverages and foods.  Both S9632 and S6973 have distinctive beneficial properties, which increases the number of product types that could utilize a Senomyx sucrose enhancer and expands our market opportunities.  During the fourth quarter of 2011 we earned milestone payments from two partners related to the progress with S9632.  Final safety studies with S9632 are underway in preparation for regulatory approval in the U.S.

“Senomyx’s portfolio of new flavor ingredients with competitive advantages extends to our other taste programs,” Snyder stated.  “S5031 is a new cooling agent with excellent properties that exceed those of commonly used agents in taste tests, including a ten-fold greater potency and a longer duration of the cooling sensation without the aroma of menthol.  We are announcing today that our partner for the Cooling Taste Program, Firmenich, has selected S5031 for initiation of development activities in support of future regulatory filings.  In addition to taking a significant step toward a potentially important new commercial revenue opportunity, this selection resulted in Senomyx earning a milestone payment from Firmenich.

“We are beginning 2012 in an excellent position for future growth,” Snyder added.  “Senomyx has ten flavor ingredients with Generally Recognized As Safe, also known as GRAS, status, which include our Savory Flavors, sucrose and sucralose enhancers, and bitter blockers.  S6973, S2383, and Senomyx’s Savory Flavors are being commercialized by our partners.  Progress has been made in each of our Discovery & Development programs, including regulatory-focused development activities with our S9632 sucrose enhancer and S5031 cooling agent.  Senomyx’s financial position is strong and allows us to proceed with our activities as planned.”

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of December 31, 2011, the Company is the owner or exclusive licensee of 280 issued patents and several hundred pending patent applications related to proprietary taste science technologies in the U.S., Europe, and elsewhere.

Commercialization Updates:

Nestlé SA, the world’s largest food and beverage company, has been conducting marketing activities with products that incorporate one of Senomyx’s Savory Flavors, which are intended to reduce or replace added monosodium glutamate (MSG) in foods.  Nestlé is currently marketing both new and reformulated established products that contain this flavor ingredient.  Ongoing commercialization activities include launches of new and reformulated products that incorporate a Senomyx Savory Flavor in countries in Asia, Latin America, Africa, and the Middle East.  During 2011 Nestlé’s sales of products containing our Savory Flavors increased over the prior year and continued growth is expected in 2012.

Final regulatory approval and commercialization of Senomyx’s S336 and S807 Savory Flavors in the European Union is contingent upon the ingredients being included in the European Food Safety Authority (EFSA) Union List of Flavouring Substances; however, timing for the publication of the Union List remains uncertain.

Ajinomoto, Co., Inc., a leading global manufacturer of food and culinary products, is currently marketing products that contain a Senomyx flavor ingredient in several large geographies, including China and North America.  Ajinomoto continues to explore additional opportunities to expand their customer base and the number of product offerings in these important markets.

Firmenich SA, a global leader in providing ingredients and flavor systems to major consumer companies, has exclusive worldwide rights to commercialize Senomyx’s S6973 sucrose enhancer.  The first commercial launches of products that incorporate S6973 were achieved during the fourth quarter of 2011.  Based on the strong interest from numerous companies, Senomyx expects there will be additional commercial launches in 2012.

Firmenich also has exclusive worldwide rights to market S2383, Senomyx’s extremely effective enhancer of the high-intensity sweetener sucralose.  S2383 is applicable for use in all food and beverage product categories, including beverages, cereal, dairy products, baked goods, and confectionary products.  Products incorporating S2383 are currently being marketed in North America and Latin America.  Senomyx expects that customers currently using S2383 in their products will increase their utilization over the coming year, and additional clients will be evaluating S2383 in a variety of products.

Both S6973 and S2383 have GRAS regulatory status, and applications for regulatory approvals are pending in other geographies.  Firmenich continues to support market introductions of S6973 and S2383 with dedicated sales and technical resources.

Discovery & Development Program Updates:

Savory Taste Program:  The primary applications of the Company’s Savory Flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s Savory Flavors with other ingredients to create unique new flavor blends.  Each of Senomyx’s Savory Flavors provides a new savory taste sensation.  The Company increased the value of this program with the addition of S9229 and S5456, both of which received GRAS regulatory status during 2011, bringing the total to six approved Savory Flavors.  The new offerings complement the Savory Flavors currently being marketed by Senomyx partners.

Sweet Taste Program:  The primary goal for this program is to add to the Company’s portfolio of new flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  S9632, a new sucrose enhancer with very favorable taste and physical characteristics, has advanced into final safety studies for anticipated GRAS regulatory approval in the U.S.  Taste tests and other evaluations indicate that S9632 may be beneficial for a broad range of beverages and other product applications.

Senomyx is also continuing to optimize and evaluate promising enhancers of high fructose corn syrup (HFCS) that enable up to a 33% HFCS reduction while retaining the preferred sweetness profile in taste tests.  HFCS is widely used as a sweetener for beverages and other products.

Significant progress is being made with Senomyx’s activities to discover and develop natural high-potency sweeteners and sweet taste enhancers.  The Company has achieved an important taste-proof-of-concept for this effort with a recently identified natural compound that provided a sweet taste.  This accomplishment validates Senomyx’s approach of building a targeted natural-source library and using its proprietary technologies to identify potential new natural sweeteners and sweet flavor ingredients.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Two of Senomyx’s bitter blockers, S6821 and S7958, have received GRAS regulatory status.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  In addition, Senomyx continues to evaluate and develop potential new bitter blockers.  A Senomyx partner has successfully completed initial consumer studies with S6821.  This partner is currently conducting additional product application work and scaling-up the manufacturing process for S6821.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  This program is an important research focus for Senomyx’s longer-term pipeline.  Current activities include targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  The Company has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  Senomyx recently identified a novel blocker of salt taste that could be a tool to help discover the receptor involved with salt taste perception.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that do not have the limitations of currently available agents.  Senomyx has identified several sample classes of new cooling agents that demonstrate a taste proof-of-concept and display preferred cooling properties.  Senomyx has initiated development activities in support of future regulatory filings for S5031, a new cooling agent that has a ten-times greater potency in taste tests and other advantageous properties such as longer cooling duration and lack of aroma compared to commonly used agents.

Financial Review:

Revenues were $31.3 million for the year ended December 31, 2011, compared to $28.7 million for the year ended December 31, 2010, an increase of 9%.  Revenues were $8.5 million for the fourth quarter of 2011, compared to $9.5 million for the fourth quarter of 2010, a decrease of 10%.  The decrease in the fourth quarter is primarily due to lower upfront license fee revenue recognized in 2011 compared to 2010.  Specifically, the company recognized approximately $900,000 and $3.0 million in the fourth quarter of 2011 and 2010, respectively, related to the $20 million in upfront license payments under the 2009 Sweet Program collaboration with Firmenich.

Research and development expenses, including stock-based compensation expense, were $28.7 million for the year ended December 31, 2011, compared to $26.6 million for the year ended December 31, 2010, an increase of 8%.  Research and development expenses, including stock-based compensation expense, were $7.1 million for the fourth quarter of 2011, compared to $6.6 million for the fourth quarter of 2010, an increase of 6%.

General and administrative expenses, including stock-based compensation expense, were $11.5 million for the year ended December 31, 2011, compared to $13.1 million for the year ended December 31, 2010, a decrease of 12%.  General and administrative expenses, including stock-based compensation expense, were $3.2 million for the fourth quarter of 2011, compared to $3.6 million for the fourth quarter of 2010, a decrease of 12%.

The net loss for the year ended December 31, 2011 was $0.22 per share, compared to $0.28 per share for the year ended December 31, 2010.  The net loss for the fourth quarter of 2011 was $0.04 per share, compared to a net loss of $0.01 per share for the fourth quarter of 2010.

Financial Outlook:

“2011 was another solid year financially for Senomyx as we delivered results in-line with our financial guidance, including, importantly, ending the year with over $55 million in cash and no debt,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

For the full year 2012, Senomyx expects:

•              Total revenues of $30 million to $34 million

•              Total expenses of $39 million to $42 million, of which approximately $5 million is non-cash, stock-based           expense

•              Net loss of $7 million to $10 million

•              Basic and diluted net loss of $0.18 to $0.25 per share

•              Year-end cash, cash equivalents and investments available for sale balance greater than $40 million

Revenue

“During 2012 we expect to continue to grow commercial revenue,” Rogers stated.  “While commercial revenue ramp-up is difficult to project due to uncertainties around product launch timing, the number of product lines that will include our flavor ingredients, the timing of regulatory approvals, and other factors, we are currently estimating 2012 commercial revenues to be approximately $5 million.  We expect that commercial revenue will continue to increase as our collaborators and their customers expand their usage of Senomyx’s flavor ingredients to additional products and geographies.  As we gain greater insight on the market adoption of our flavor ingredients we anticipate providing greater visibility regarding our commercial revenue projections.

“Development revenue in 2012 will include approximately $22 million in committed R&D funding and license fee revenue from existing collaborations, and we anticipate another $3 million to $7 million in additional R&D funding, milestones, and cost reimbursements,” Rogers noted.

“Over the next three years, our existing collaborations provide us with considerable ongoing funding,” Rogers elaborated.  “Including the previously mentioned $22 million, we have approximately $47 million of development revenue commitments, which we expect to recognize as revenue beginning in 2012 through August 2014.  Of this amount, approximately $25 million of the related cash has been received as of December 31, 2011 and is represented as deferred revenue on our balance sheet; we therefore expect to receive approximately $22 million in additional cash over the next three years based on existing commitments.  Furthermore, we expect that approximately $12 million of the $25 million in deferred revenue on our balance sheet as of December 31, 2011 will be recognized as revenue during 2012.

“In addition, we may receive up to an incremental $26 million related to extension options under existing collaborations, and we have approximately $24 million in development and commercial milestone opportunities under existing agreements.  Future new collaborative agreements may also increase our development revenue.”

Expenditures

“Based on current operations, our goal is to continue to manage annual expenditures over the next several years to be relatively flat, although it is possible that we will experience quarterly fluctuations of our expenses and we may incur modest increases due to inflation,” Rogers added.  “We have a significant amount of control over expenditures, including the ability to reallocate resources if necessary.”

Cash Balance

“We maintain a keen focus on our cash balance as well as potential sources of cash going forward.  Based on our strong balance sheet, which includes more than $55 million in cash and no debt, as well as the $22 million in additional cash commitments from collaborators; and considering our long-range financial expectations, which include increased commercial revenues and relatively flat expenditures, we do not have plans to raise additional capital from investors to fund existing operations,” Rogers concluded.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4209, and international callers should dial 617-213-4863, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 90972399.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PDFQP8YVX.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2012 financial results and anticipated financial condition; the anticipated funding under existing collaboration agreements; that we do not have plans to raise additional capital to fund existing operations; our long-term goal to manage annual expenditures to be relatively flat; our expectation that our commercial revenue will grow during 2012 and beyond; that Nestlé’s sales are expected to grow during 2012; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383 and our Savory Flavors; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S9632, S5031, S9229 and S5456; that we expect to complete safety studies in preparation for regulatory approval in the U.S. for S9632; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding development activities for S5031 as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations and/or maintain existing collaborations on acceptable terms; large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S9632 and S5031 may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers Senior Vice President and Chief Financial Officer	Gwen Rosenberg Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)
Revenues	$8,543	$9,512	$31,335	$28,708

Operating expenses:
Research and development (including $452, $464, $2,129 and $1,835, respectively, of non-cash stock-based compensation)	7,058	6,637	28,687	26,636
General and administrative (including $682, $734, $2,678 and $3,103, respectively, of non-cash stock-based compensation)	3,171	3,589	11,500	13,077
Total operating expenses	10,229	10,226	40,187	39,713

Loss from operations	(1,686)	(714)	(8,852)	(11,005)

Other income	29	279	128	339

Net loss	$(1,657)	$(435)	$(8,724)	$(10,666)

Basic and diluted net loss per share	$(0.04)	$(0.01)	$(0.22)	$(0.28)

Weighted average shares used in computing basic and diluted net loss per share	39,752	38,961	39,571	37,726

Condensed Balance Sheets

(in thousands)

	December 31, 2011	December 31, 2010
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$55,106	$71,612
Other current assets	3,140	3,372
Property and equipment, net	9,400	9,688
Total assets	$67,646	$84,672

Accounts payable, accrued expenses and other current liabilities	$6,117	$7,259
Deferred revenue	25,282	37,692
Deferred rent	1,426	1,452
Leasehold incentive obligation	5,100	6,087
Stockholders’ equity	29,721	32,182
Total liabilities and stockholders’ equity	$67,646	$84,672